Exhibit 4.2

INDENTURE OFFICERS’ CERTIFICATE

OF

MARRIOTT INTERNATIONAL, INC.

THE UNDERSIGNED JENNIFER C. MASON AND STEPHANIE N. CARRICK OF MARRIOTT INTERNATIONAL, INC., A CORPORATION ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE (THE “COMPANY”), HEREBY CERTIFY PURSUANT TO SECTIONS 102, 201, 301 AND 303 OF THE INDENTURE (THE “INDENTURE”), DATED AS OF NOVEMBER 16, 1998, BETWEEN THE COMPANY AND THE BANK OF NEW YORK MELLON, SUCCESSOR TO JPMORGAN CHASE BANK, N.A. (FORMERLY KNOWN AS THE CHASE MANHATTAN BANK), AS TRUSTEE (THE “TRUSTEE”), THAT THERE IS HEREBY ESTABLISHED A SERIES OF SECURITIES (AS THAT TERM IS DEFINED IN THE INDENTURE), THE TERMS OF WHICH SHALL BE AS FOLLOWS:

A. The designations of the Securities shall be the “5.000% Series JJ Notes due 2027” (the “Notes”) (CUSIP number 571903 BJ1).

B. The aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, or upon partial redemption of, other Notes pursuant to Sections 304, 305, 306, 906 or 1107 of the Indenture and except for Notes which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered under the Indenture) is initially limited to US$1,000,000,000. The Company may subsequently issue additional securities as part of this series of Securities under the Indenture.

C. Subject to the provisions of Section 307 of the Indenture, interest will be payable to the Person in whose name a Note (or any predecessor Note) is registered at the close of business on the Regular Record Date next preceding the Interest Payment Date in respect of such Note.

D. The principal amount of the Notes shall be payable in full on October 15, 2027 subject to and in accordance with the provisions of the Indenture.

E. The Notes shall bear interest at the rate of 5.000% per annum, subject to adjustment as described in Section F hereof, from September 8, 2022 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually on April 15 and October 15 of each year, commencing April 15, 2023, until the principal amount of Notes has been paid or duly provided for. April 1 and October 1 (whether or not a Business Day), as the case may be, next preceding an Interest Payment Date, shall be the “Regular Record Date” for interest payable on such Interest Payment Date.

F. The interest rate payable on the Notes will be subject to adjustment from time to time if either Moody’s or S&P (or, in either case, a Substitute Rating Agency) downgrades (or subsequently upgrades) its rating assigned to the Notes, as set forth below.

If the rating of the Notes from one or both of Moody’s or S&P (or, if applicable, any Substitute Rating Agency) is decreased to a rating set forth in either of the immediately following tables, the interest rate on the Notes will increase from the interest rate set forth in Section E hereof by an amount equal to the sum of the percentages per annum set forth in the following tables opposite those ratings:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency

The Company shall notify the Trustee of any such ratings downgrade and any applicable interest rate adjustment to be applied to the Notes.

For purposes of making adjustments to the interest rate on the Notes, the following rules of interpretation will apply:

(1) if at any time fewer than two Rating Agencies provide a rating on the Notes for reasons not within the Company’s control (i) the Company will use commercially reasonable efforts to obtain a rating on the Notes from a Substitute Rating Agency for purposes of determining any increase or decrease in the interest rate on the Notes pursuant to the tables above, (ii) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating on the Notes but which has since ceased to provide such rating, (iii) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table, and (iv) the interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate with respect to the Notes set forth in Section E hereof plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (iii) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency);

(2) for so long as only one Rating Agency (or Substitute Rating Agency, if applicable) provides a rating on the Notes, any increase or decrease in the interest rate on the Notes necessitated by a reduction or increase in the rating by that Rating Agency shall be twice the applicable percentage set forth in the applicable table above;

(3) if both Rating Agencies cease to provide a rating of the Notes for any reason, and no Substitute Rating Agency has provided a rating on the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% per annum above the interest rate on the Notes prior to any such adjustment;

(4) if Moody’s or S&P ceases to rate the Notes or make a rating of the Notes publicly available for reasons within the Company’s control, the Company will not be entitled to obtain a rating from a Substitute Rating Agency and the increase or decrease in the interest rate on the Notes shall be determined in the manner described above as if either only one or no Rating Agency provides a rating on the Notes, as the case may be;

(5) each interest rate adjustment required by any decrease or increase in a rating as set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency), shall be made independently of (and in addition to) any and all other interest rate adjustments occasioned by the action of the other Rating Agency;

(6) in no event will (i) the interest rate on the Notes be reduced to below the interest rate on the Notes at the time of issuance or (ii) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable on the Notes on the date of their initial issuance; and

(7) subject to clauses (3) and (4) above, no adjustment in the interest rate on the Notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the Notes.

If at any time the interest rate on the Notes has been adjusted upward and either of the Rating Agencies subsequently increases its rating of the Notes, the interest rate on the Notes will again be adjusted (and decreased, if appropriate) such that the interest rate on the Notes equals the original interest rate payable on the Notes prior to any adjustment plus (if applicable) an amount equal to the sum of the percentages per annum set forth opposite the ratings in the tables above with respect to the ratings assigned to the Notes (or deemed assigned) at that time, all calculated in accordance with the rules of interpretation set forth above. If Moody’s or any Substitute Rating Agency subsequently increases its rating on the Notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on the Notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the interest rate on the Notes will be decreased to the interest rate on the Notes prior to any adjustments made pursuant to this Section F.

Any interest rate increase or decrease described above will take effect from the first day of the interest period following the period in which a rating change occurs requiring an adjustment in the interest rate. If either Rating Agency changes its rating of the Notes more than once during any particular interest period, the last such change by such Rating Agency to occur will control in the event of a conflict for purposes of any increase or decrease in the interest rate with respect to the Notes.

The interest rate on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either Rating Agency) if the Notes are rated “Baa2” or higher by Moody’s (or its equivalent if with respect to any Substitute Rating Agency) and “BBB” or higher by S&P (or its equivalent if with respect to any Substitute Rating Agency), in each case with a stable or positive outlook.

If the interest rate on the Notes is increased as described above, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional interest unless the context otherwise requires.

For purposes hereof, the following definitions shall apply:

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Securities of this series or fails to make a rating of the Securities of this series publicly available for reasons outside of the Company’s control, a Substitute Rating Agency.

“S&P” means S&P Global Ratings and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934, as amended, selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

G. The principal of and interest on the Notes shall be payable at the office or agency of the Trustee maintained for that purpose in New York, New York; provided, however, that payment of interest on a Note may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided, further, that notwithstanding the foregoing, a Holder may elect to receive payments of interest on a Note (other than at Maturity) by electronic funds transfer of immediately available funds to an account maintained by such Holder, provided such Holder so elects by giving written notice to a Paying Agent designating such account, no later than the April 1 or October 1 immediately preceding the April 15 or October 15 Interest Payment Date, as the case may be. Unless such designation is revoked by the Holder, any such designation made by such Holder with respect to such Notes shall remain in effect with respect to any future payments with respect to such Notes payable to such Holder.

H. The Notes may be redeemed in whole or in part at any time and from time to time on the terms specified in the Final Prospectus Supplement dated September 6, 2022 relating to the Notes (the “Prospectus Supplement”). Notice of any redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed.

I. Upon the occurrence of a change of control repurchase event, unless the Company has exercised its option to redeem the Notes, the Company will be required to make an offer to purchase the Notes under the circumstances described and on the terms specified in the Prospectus Supplement.

J. The Company will not be obligated to redeem or purchase the Notes pursuant to a sinking fund or analogous provisions or at the option of the Holder thereof.

K. The Notes will be issued in denominations of US$2,000 and any integral multiples of US$1,000 in excess thereof.

L. The payment of the principal of and interest on the Notes shall be payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

M. The Global Securities shall be in substantially the form attached hereto as Annex A.

N. The Notes shall be defeasible as provided in Article Thirteen of the Indenture.

O. The Notes may be issuable in whole or in part in the form of one or more Global Securities. The initial Depositary for such Global Securities shall be The Depository Trust Company.

P. The Notes will not be Transfer Restricted Securities.

Q. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this certificate or any document to be signed in connection with this certificate, including by the Trustee, shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. For the avoidance of doubt, this Section Q shall be deemed to amend the first paragraph of Section 303 of the Indenture to permit electronic signatures of the Notes by the officers specified therein and to amend the last paragraph of Section 303 of the Indenture to permit a certificate of authentication by the Trustee to be executed by manual, electronic or facsimile signature and that any Note executed, authenticated and delivered in such manner shall be valid and obligatory for all purposes under the Indenture and entitled to the benefits thereunder.

EACH OF THE UNDERSIGNED JENNIFER C. MASON AND STEPHANIE N. CARRICK HEREBY FURTHER CERTIFIES THAT:

R. Attached hereto as Annex B are true, correct and complete copies of resolutions duly adopted by the Board of Directors of the Company and certified by the Company’s Secretary or Assistant Secretary. Such resolutions have not been amended, modified or rescinded, are in full force and effect in the form adopted and are the only resolutions adopted by the Board of Directors of the Company or by any committee of or designated by the Board of Directors of the Company relating to the offering of the Notes.

S. I have read the conditions of Sections 102, 201, 301 and 303 of the Indenture and the definitions relating thereto.

T. I have examined the Indenture, the attached specimen forms of the Global Securities attached hereto as Annex A and the resolutions relating thereto adopted by the Board of Directors of the Company or a committee thereof.

U. In my opinion, I have made such examination or investigation as is necessary to enable me to express an informed opinion as to whether or not the conditions of Sections 102, 201, 301 and 303 of the Indenture relating to the authentication and issuance of the Notes have been complied with.

V. In my opinion, the conditions of Sections 102, 201, 301 and 303 of the Indenture relating to the authentication and issuance of the Notes have been complied with.

All terms used herein and not defined shall have the meanings set forth in the Indenture.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the undersigned have signed this certificate.

Dated: September 8, 2022

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Jennifer C. Mason
Name:	Jennifer C. Mason
Title:	Vice President and Treasurer

By:	/s/ Stephanie N. Carrick
Name:	Stephanie N. Carrick
Title:	Assistant Secretary

[Signature Page to Indenture Officers’ Certificate]